Contact:

Vince Reardon
Sr. Director, Corporate Communications
& Investor Relations
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2006 FINANCIAL RESULTS

San Diego, Feb. 22, 2007 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel medicines for the treatment of hepatitis and cancer, today reported its financial results for the fourth quarter and year ended December 31, 2006.

“During the fourth quarter we continued to make progress in advancing our development stage programs. Together with our collaborative partner Novartis, we worked to further understand the toxicological profile of our hepatitis C compound ANA975,” said Lawrence C. Fritz, Ph.D., president and chief executive officer of Anadys. “We also made progress in readying ANA380 for a Phase IIb dose selection trial in hepatitis B patients and in preparing to begin Phase I testing of ANA773 for cancer, and are in the final stages of nominating a compound from our ANA59X sub-series of NS5B polymerase inhibitors for the treatment of hepatitis C virus infection.”

Financial Results

The Company had revenues of $1.2 million for the fourth quarter of 2006, compared to $2.0 million for the fourth quarter of 2005. Revenues for the quarter were primarily derived from amortization of an upfront payment and milestone payment received previously under our collaboration with Novartis.

Operating expenses were $9.9 million for the fourth quarter of 2006, compared to $6.0 million for the fourth quarter of 2005. Contributing to the increase was the inclusion of $2.2 million of non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment” which the Company adopted on January 1, 2006. This increase was also attributable to an increase in our external research and development expenses associated with ANA773 and our direct antiviral program for HCV and an increase in personnel related expenses as a result of hiring additional research and development staff.

The net loss applicable to common stockholders was $7.6 million for the fourth quarter of 2006, compared to $3.1 million for the same period in the prior year. Basic and diluted net loss per common share was $0.27 in the fourth quarter of 2006, compared to $0.11 for the same period in 2005. Non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment” resulted in a $0.08 effect on basic and diluted net loss per common share for the fourth quarter.

For the year ended December 31, 2006, revenues were $5.4 million, compared to $4.9 million in 2005. Anadys reported a net loss applicable to common stockholders of $26.8 million in 2006, compared to $21.9 million in the prior year. Basic and diluted net loss per common share was $0.94 for the year ended December 31, 2006, compared to $0.89 in 2005.

Anadys finished 2006 with cash, cash equivalents and securities available-for-sale balance of $82.1 million, compared to $104.9 million at the end of 2005.

Significant Events of 2006

•	Suspended Dosing of ANA975 in Phase Ib Clinical Trial — On June 26, 2006 Anadys announced it had suspended dosing hepatitis C virus (HCV) patients in its then ongoing Phase 1b clinical trial with ANA975, pending additional analysis of information from pre-clinical 13-week toxicology studies in animals. Preliminary analysis of this information revealed various new observations which appear consistent with intense immune stimulation in animals. Subsequently, the ANA975 IND was put on full clinical hold by the U.S. Food and Drug Administration. There have been no serious adverse events in patients during the Phase Ib trial or previous studies in healthy volunteers. All adverse events have been mild to moderate and there were no clinical findings that contributed to our decision to suspend the Phase Ib trial.

•	Initiated a New 13-Week Pre-Clinical Toxicology Study of ANA975 – In November 2006 Anadys announced that it and its collaborator Novartis Pharma A.G. had initiated a new 13-week pre-clinical toxicology study of ANA975 to assess the safety profile of the compound. The new study utilizes a new crystalline form of ANA975 and is designed to provide further information on the nature and dose-dependence of immune stimulation induced by the compound.

•	Appointed New President & CEO – On November 20, 2006, Anadys appointed Lawrence C. Fritz, Ph.D., as president and chief executive officer, succeeding Kleanthis G. Xanthopoulos, Ph.D., co-founder and former president and chief executive officer. Prior to joining Anadys, Dr. Fritz was president and chief executive officer of Conforma Therapeutics Corporation., a privately-held company he founded that was acquired by Biogen Idec, Inc. in May 2006.

•	Enhanced Management Team – Anadys strengthened the breadth and depth of its management team by hiring other key executives in 2006: 1) James T. Glover, C.P.A., was appointed senior vice president of Operations and chief financial officer. He joined Anadys from Beckman Coulter where he was senior vice president and chief financial officer. 2) James L. Freddo, M.D., was appointed chief medical officer. He joined Anadys from Pfizer where he had been vice president, Clinical Site Head and Development Site Head, Pfizer Global Research and Development, La Jolla. 3) Carol G. Gallagher, Pharm.D., was appointed vice president, Corporate Development and Commercial Affairs. She joined Anadys from CancerVax Corporation where she was vice president, Sales, Marketing and Product Planning.

•	Confirmed Activity of ANA380 in Phase II Clinical Trial — Anadys and LG Life Sciences, Ltd. reported positive data from a Phase II clinical trial of ANA380 in patients with lamivudine-resistant hepatitis B virus (HBV) infection at the 41st Annual Meeting of the European Association for the Study of the Liver (EASL) in Vienna April 2006. Patients treated with ANA380 at the 90mg, 150mg and 240mg dose levels experienced reduction in plasma HBV viral DNA at 12 weeks of 3.9 log10, 3.9 log10 and 4.1 log10 units, respectively (greater than 99.9% clearance of the virus in plasma). Based on these data, a Phase IIb dose selection trial is expected to focus on dose ranges around the 90mg to 150mg dose levels.

Conference Call Webcast

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its fourth quarter and year-end financial results, recent highlights and upcoming milestones. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 60505261. The webcast and telephone replay will be available through March 8, 2007.

About Anadys
Anadys Pharmaceuticals, Inc., www.anadyspharma.com, is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of viral diseases and cancer. The Company has core expertise in developing Toll-Like Receptor-based small molecule therapeutics and utilizing structure-based drug design coupled with medicinal chemistry to identify new product candidates. Anadys is developing compounds for the treatment of hepatitis C infection, hepatitis B infection and cancer.

Safe Harbor Statement
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the objective of furthering the understanding of the toxicological profile of ANA975 and plans for a Phase IIb dose selection trial with ANA380 in hepatitis B patients, Phase I testing of ANA773 for cancer, and the expected nomination of a compound from the ANA59X sub-series of NS5B polymerase inhibitors for the treatment of hepatitis C virus infection. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, there is no guarantee that the FDA will lift the clinical hold on the ANA975 IND, that Anadys and Novartis will be able to agree on future development activities for ANA975 or that the clinical development of ANA975 will be able to be resumed. In addition, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. Furthermore, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2005 and the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended September 30, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues	$1,151	$2,007	$5,420	$4,887
Operating expenses
Research and development(1)	6,441	4,226	25,419	20,901
General and administrative	3,472	1,819	11,308	7,705

Total operating expenses(2)	9,913	6,045	36,727	28,606
Interest income, net	1,144	971	4,547	1,796

Net loss(2)	$(7,618)	$(3,067)	$(26,760)	$(21,923)

Net loss per share, basic and diluted(2)	$(0.27)	$(0.11)	$(0.94)	$(0.89)

Share used in calculating net loss per share,
basic and diluted	28,579	28,351	28,512	24,756

(1) Includes $254 and $2,198 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended December 31, 2006 and 2005, respectively. Includes $3,678 and $5,790 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the year ended December 31, 2006 and 2005, respectively.

(2) Includes non-cash operating expenses of $2,182 and $7,130 determined in accordance with Financial Accounting Standards Board Statement 123R, “Share-Based Payment” or approximately $0.08 and $0.25 effect on basic and diluted net loss per common share for the three months and year ended December 31, 2006, respectively.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$82,149	$104,851
Other current assets	2,116	6,676
Noncurrent assets	5,136	5,449

Total assets	$89,401	$116,976

Liabilities and Stockholders’ Equity
Current liabilities	$9,211	$12,845
Long-term debt	—	682
Other long-term liabilities	19,865	24,513
Stockholders’ equity	60,325	78,936

Total liabilities and stockholders’ equity	$89,401	$116,976